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                        Exhibit 3. Form of Loan Agreement

                                SPATIALIGHT, INC.

                       CONVERTIBLE SECURED LOAN AGREEMENT


         CONVERTIBLE SECURED LOAN AGREEMENT dated November ___, 1998 (the "Agreement"), by and between SPATIALIGHT, INC., a New York corporation (the "Company") and {_____} (as "Lender").

         WHEREAS, Lender together with other lenders have agreed to advance funds to the Company in an amount not to exceed $2,000,000 (the "Convertible Secured Loan") evidenced by certain Convertible Secured Notes of even date herewith (the "Notes") made by the Company in favor of the lenders who are participating in this Convertible Secured Loan (the lenders are hereinafter referred to collectively as the "Lenders");

         WHEREAS, Lender has agreed to advance ${_____} of the Convertible Secured Loan;

         WHEREAS, Lender's agreement to make such advances is conditioned upon and subject to the provisions of this Agreement; and

         WHEREAS, the Company has reserved for issuance additional shares of its Common Stock upon the conversion of the Notes.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                    SECTION 1

                                   Definitions

         1.1      Defined Terms.  The following terms are defined as follows:

         "Benefit Arrangement" means any benefit arrangement, obligation, custom or practice, to provide benefits, other than salary, as compensation for services rendered, other than any obligation, arrangement, custom or practice that is a Company Benefit Plan, including, without limitation, employment or change of control agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs and employee discounts, in each case with respect to any present or former employees, directors or agents.

         "Business Day" means any day other than a Saturday or Sunday on which commercial banks located in New York, New York are not required or authorized by law or executive order to close or remain closed.



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         "Code" means the Internal Revenue Code of 1986 (or any successor thereto), as amended from time to time.

         "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or its Subsidiaries or with respect to which the Company or a Subsidiary has or will have any liability (whether actual, contingent, direct or indirect) as of the Closing Date (as defined in Section 3 of this Agreement), in each case with respect to any present or former directors, employees, or agents of the Company or the Subsidiaries.

         "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company or any Subsidiary has or will have any liability (whether actual, contingent, direct or indirect).

         "Company's Knowledge" or derivations thereof means knowledge of the members of the board of directors, and the executive officers of the Company.

         "Effectiveness Period" means the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date.

         "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance or rule of common law as now or hereafter in effect in any way relating to the protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.ss. 9601 et seq .), the Hazardous Materials Transportation Act (49 U.S.C. App. ss.ss. 1801 et seq .), the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 et seq .), the Clean Water Act (33 U.S.C. ss.ss. 1251 et seq the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq the Toxic Substances Control Act (15 U.S.C. ss.ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq .), and the Occupational Safety and Health Act (29 U.S.C.ss.ss. 651 et seq.) and the regulations promulgated pursuant thereto.

         "Event of Default" shall have the meaning ascribed to it in Section 5 of the Notes.

         "Hazardous Material" means any substance, material or waste that is regulated by the United States, the foreign jurisdictions in which the Company or its Subsidiaries conduct business, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance that is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

         "Loan Document" is defined in Section 4.5 hereof.

         "Lien" means any lien, pledge, mortgage, deed of trust, security interest, adverse claim, charge, right of first refusal, easement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "New Securities" means shares of Common Stock (as defined in Section
4.2 of this Agreement) of the Company and any securities or other rights convertible or exchangeable into or exercisable for shares of Common Stock, provided, however, "New Securities" does not include (i)



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Common Stock issued or issuable upon conversion of the Notes issued to Lenders;
(ii) securities issued by the Company as part of any public offering pursuant to an effective registration statement under the Securities Act; (iii) equity securities issued in connection with any stock split, stock dividend or recapitalization of the Company; (iv) equity securities issued to management, directors or employees of the Company pursuant to plans and options to purchase equity securities issued in accordance with such plans approved by the Board;
(v) securities issued in connection with any merger, acquisition or other business combination by the Company; (vi) Common Stock issued upon the conversion of any notes outstanding as of the date hereof to Argyle Capital Management Corporation, or (vii) any of the Excluded Shares (as defined in Section 4(f)(iii) of the Notes.

         "Notes" is defined in Section 2.1 hereof.

         "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

         "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property;

         "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

         "Subsidiaries" means each material corporation in which the Company owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

                                    SECTION 2

                 Issuance and Terms of Convertible Secured Note

         2.1 Convertible Secured Notes. At the closing, the Company will execute and deliver its Convertible Secured Note, in the form attached hereto as
Exhibit 1, (each a "Note", and collectively with the Notes given to the other Lenders, the "Notes",) to the Lender, in the principal amount of ${_____}.

         2.2 Funding of Convertible Secured Notes. Subject to the provisions of this Agreement, including satisfaction of the conditions to Lender's obligations specified in Section 2.7 hereof, the Lender agrees to release the principal amount of the Note set forth on Exhibit 2 hereto according to the Funds Release Schedule attached hereto as Exhibit 6. Lender shall not be required to release the funds described in Exhibit 6 relating to the demonstration of a fully functioning projection display unit unless and until the Company and the Holders' Representative (as defined in that certain Note Holders' Representative Agreement of even date herewith) mutually agree that the Company has demonstrated a fully functioning projection display unit. In the event the Company and the Holders'



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Representative are unable to so mutually agree, the Company and Lender agree to submit the dispute to a third party who is an expert in the Company's technology, and such expert's determination shall be conclusive. Anything in this Agreement, the Note or any other Loan Document (as defined in Section 4.5 of this Agreement) to the contrary notwithstanding, the Lender shall not be required to advance any funds hereunder at any time when an Event of Default exists under this Agreement, the Note, or any other Loan Document, or an event has occurred or a condition has arisen which, if not cured during any applicable cure period, will constitute an Event of Default. The obligations of the Lender to advance any funds hereunder shall forever cease and terminate, in the event that any Event of Default occurs under this Agreement, the Note, or any other Loan Document, which is not cured within any applicable cure period provided in such instrument.

         2.3 Use of Proceeds. The Company agrees to use all of the funds advanced hereunder to pay transaction costs and for working capital purposes.

         2.4 Security Agreement. At the Closing, the Company shall execute and deliver to Lender a Security Agreement in the form attached hereto as
Exhibit 3. Lender may record the executed Security Agreement in the U.S. Patent and Trademark Office, the U.S. Copyright Office, with any Secretary of State, or as otherwise appropriate to protect the interests of Lender.

         2.5 Intercreditor Agreement. This Agreement is being entered into by the Lender together with the other Lenders in reliance upon that certain Intercreditor Agreement between the Lender and Argyle Capital Management Corporation, a copy of which is attached hereto as Exhibit 4. This Agreement shall have no force or effect unless or until the said Intercreditor Agreement is executed by all parties thereto.

         2.6 Registration Rights Agreement. At the Closing, the parties shall enter into a Registration Rights Agreement in the form attached hereto as
Exhibit 5.

         2.7 Conditions of Lender's Obligations. The obligation of Lender to advance funds at the Closing and at any time thereafter under the terms of this Agreement is subject to the fulfillment of the following conditions:

                  (a) No Misrepresentation. The representations and warranties of the Company under this Agreement shall be deemed to have been made again at the Closing and on the date of any release of funds thereafter and shall then be true and correct in all material respects.

                  (b) Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

                  (c) No Default. There shall not exist an Event of Default or any event or condition which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

                  (d) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement, including without limitation the offer and sale of the Notes.



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                  (e)      Closing Documents Delivered by the Company. The
Company shall have delivered to each Lender all of the following documents:

                           (i)      an Officer's Certificate, dated the date of
the Closing, stating that the conditions specified in Subsections (a), (b) and
(c) of this Section 2.7 and have been fully satisfied;

                           (ii)     certified copies of the resolutions duly
adopted by the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, the issuance and sale of the Notes and the consummation of all other transactions contemplated by this Agreement; and

                           (iii)    copies of the Company's Articles of
Incorporation, with all amendments thereto, and the Company's Bylaws, with all amendments thereto, each as in effect at the Closing and each certified as a complete and correct copy by an officer of the Company.

                  (f) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions, shall be reasonably satisfactory in form and substance to each Lender and its special counsel.

                  (g) Waiver. Any condition specified in this Section 2.7 may be waived if consented to by each Lender; provided that no such waiver will be effective against any Lender unless it is set forth in a writing executed by such Lender.

                                    SECTION 3

                                     Closing

         The closing of the transactions contemplated in this Agreement (the "Closing") shall be held at the Company's offices located at 8-C Commercial Boulevard, Novato, CA 94949 on the date which this Agreement is executed by all parties, or on such other date or at such other place as Lender and the Company shall mutually agree (the date of the Closing being referred to herein as the "Closing Date").

                                    SECTION 4

                  Representations and Warranties of the Company

  The Company hereby represents and warrants as of the date hereof as follows:

         4.1 Organization. Good Standing and Qualification. Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(ii) has all requisite power and authority to own its properties and carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, and reasonably could not be expected to, have a material adverse effect on the business, operations, assets, financial condition, results of operations or business prospects of the Company and its Subsidiaries (a



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"Material Adverse Effect"). The Company has the corporate power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to
(i) own, lease and operate its properties and to carry on its business as now being conducted and (ii) execute and deliver this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby.

         4.2      Capitalization.

                  (a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $.01 per share ("Common Stock") of which not more than 11,498,501 shares are issued and outstanding. There are no shares of preferred stock authorized or outstanding. The Company has reserved for issuance 2,666,666 shares of Common Stock upon conversion of the Notes. Except as set forth on Schedule 4.2 hereto, there are no outstanding securities of the Company convertible into or evidencing the right to purchase or subscribe for any shares of Common Stock, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its Common Stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of Common Stock of the Company. No outstanding options, warrants or other securities exercisable for or convertible into shares of Common Stock require anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                  (b) The issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon conversion of the Notes of the Company, when issued
(i) will be validly issued, fully paid and nonassessable, (ii) will be free and clear of all Liens and (iii) assuming that the representations of Lender in
Section 5 hereof are true and correct, will be issued in compliance with all applicable federal and state securities laws.

         4.3 Subsidiaries. Schedule 4.3 sets forth a complete and accurate list of all Subsidiaries of the Company, showing (as to each such Subsidiary) the date of its incorporation and the jurisdiction of its incorporation. The Company is the sole stockholder of each Subsidiary. The outstanding shares of capital stock of each Subsidiary are validly issued, fully paid, and nonassessable and all such shares represented as being owned by the Company are owned by it, free and clear of all Liens, other than Liens held by Argyle Capital Management Corporation and the Lenders. There are no outstanding securities of any Subsidiary convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of any Subsidiary, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating any Subsidiary to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understanding with respect to the voting, sale, transfer or registration of any shares of capital stock of any Subsidiary.

         4.4 Partnerships and LLCs. The Company is not a party to, and does not hold, any equity interests in any partnership, limited partnership or limited liability company of any kind.

         4.5 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each agreement, document or instrument adopted, entered



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into or delivered in connection herewith (the "Loan Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby and thereby and the issuance and sale of the Notes have been duly authorized by all necessary corporate action on the part of the Company. Each Loan Document has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification and contribution under this Agreement may be limited by federal or state securities laws or public policy relating thereto.

         4.6 Consents. Except as set forth in Schedule 4.6, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or other Person on the part of the Company is required in connection with the valid execution and delivery by the Company of the Loan Documents to which it is a party, or the consummation by the Company of the transactions contemplated by the Loan Documents to which it is a party.

         4.7 Absence of Litigation. Except as set forth in Schedule 4.7 and outstanding accounts payable, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect. The Company has no knowledge of any unasserted claim, the assertion of which is likely and which, if asserted, would be reasonably likely to have a Material Adverse Effect.

         4.8 Insurance. The Company and its Subsidiaries maintain adequate insurance with respect to their respective businesses and such policies of insurance are in full force and effect and the Company and its Subsidiaries are not in violation of and are in compliance with all material requirements and provisions thereof. The Company and its Subsidiaries have not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of the Company or its Subsidiaries.

         4.9 Patents and Trademarks. The Company and its Subsidiaries have sufficient title and ownership of (or rights under license agreements to use) all patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes ("Intellectual Property") necessary for the conduct of their businesses in the ordinary course. Other than the security interest granted to Argyle Capital Management Corporation in all of the Corporation's Collateral (as such term is defined in the Security Agreement and the security interest granted to the Lenders), there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights or processes of any other Person. A list of all patents, trademarks, service marks, trade names



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and copyrights owned by the Company or any of its Subsidiaries is set forth on
Schedule 4.9(a). Except as set forth on Schedule 4.9(b), since January 1, 1997, the Company has not received any written or oral communications alleging that the Company or any of its Subsidiaries has violated or, by conducting its business as proposed, would violate any of the patents (including pending patent applications), trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights or processes of any other Person, nor is the Company aware of any such violations. The Company is not aware of any infringements or threatened infringements of the Intellectual Property.

         4.10     Compliance with Other Instruments and Legal Requirements.

                  (a) None of the Company or any of its Subsidiaries is in violation or default of any provisions of its certificate of incorporation, by-laws, or comparable organizational documents. None of the Company or any of its Subsidiaries is in violation or default in any material respect under any provision, instrument, judgment, order, writ, decree, contract or agreement to which it is a party or by which it is bound or of any provision of any federal, state or local statute, rule or regulation applicable to the Company or any of its Subsidiaries (including, without limitation, any law, rule or regulation relating to protection of the environment and the maintenance of safe and sanitary premises). The execution, delivery and performance of each Loan Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement, or require any consent, waiver or approval thereunder, or constitute an event that results in the creation of any Lien upon any assets of the Company or any of its Subsidiaries except as created by the Loan Documents.

                  (b) The Company and its Subsidiaries have all Permits of all governmental entities required to conduct their respective businesses as proposed to be conducted, except to the extent that the failure to have such Permits would not, and reasonably could not be expected to, have a Material Adverse Effect.

         4.11 Material Agreements; Action. Except as set forth on Schedule 4.11, there are no material contracts, agreements, commitments, understandings or proposed transactions to which the Company or any of its Subsidiaries is a party or by which it is bound regarding: (i) any of their respective officers, directors, stockholders or partners; (ii) the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business; (iii) covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person; (v) the borrowing of money; or (vi) the license or grant of any interest in any of the Intellectual Property or other material proprietary right to or from the Company or any of its Subsidiaries except as created by the Loan Documents. To the Company's knowledge, all such agreements are in full force and effect and are the legal, valid and binding obligation of the Company or its Subsidiaries, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         4.12 Disclosure. To the best of the Company's knowledge, neither this Agreement nor any of the Loan Documents nor any exhibit hereto, nor any certificate, or instrument furnished to Lender or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

         4.13 Registration Rights. Except as set forth in Schedule 4.13, the Company has not granted or agreed to grant any registration rights, including piggyback registration rights, to any Person.

         4.14 Property. None of the Company or its Subsidiaries owns real property or interest in real property. The Company and its Subsidiaries have good and marketable title to all material properties and assets, and the Company and its Subsidiaries have good title to all of its leasehold interests in each case subject to no Liens other than those set forth in Schedule 4.14.

         4.15     Environmental Matters.

                  (a) the operations of each of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise;

                  (b) each of the Company and its Subsidiaries has obtained all Permits required under all applicable Environmental Laws necessary to operate its business;

                  (c) neither the Company nor any of its Subsidiaries is the subject of any outstanding written order, agreement or arrangement with any governmental authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

                  (d) none of the Company or any of its Subsidiaries has received any written communication alleging either or both that the Company or any of its Subsidiaries may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

                  (e) none of the Company or any of its Subsidiaries has any known current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment;

                  (f) there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company or any of its Subsidiaries pending or, to the Company's Knowledge, threatened that could lead to the imposition of any liability pursuant to Environmental Law; and

                  (g) there is not located at any property leased or operated by the Company or any of its Subsidiaries any (i) underground storage tanks, (ii) asbestos containing material in a friable condition or (iii) equipment containing polychlorinated biphenyls.

         4.16     Company SEC Reports and Financial Statements.

                  (a) Lender has received true and complete copies of all periodic reports, statements and other documents that the Company has filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act") since January 1, 1996 (collectively, the "Company SEC Reports"), each in the form (including exhibits and any amendments thereto) required to be filed with the SEC. As of their respective dates, and except as set forth on Schedule 4.16 hereto, each of the Company's SEC Reports
(i) complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, and the rules and regulations promulgated thereunder, respectively, (ii) were filed in a timely manner, and (iii) to the best of the Company's knowledge, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the audited consolidated financial statements of the Company (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and, to the best of the Company's knowledge, each of the un-audited consolidated financial statements of the Company (including any related notes and schedules thereto) include (or incorporated by reference) in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and in its Form 10-Q for the period ending March 30, 1998 (and for the period ending June 30, 1998 if filed prior to Closing), are accurate and complete and fairly present, and in conformity with the SEC's Regulation S-B, the consolidated financial position of the Company and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended.

         4.17 Changes. Except as set forth on Schedule 4.17, since December 31, 1997:

                  (a) to the best of the Company's knowledge, there have not been any events or circumstances that could reasonably be expected to have a Material Adverse Effect;

                  (b)      none of the Company nor any of its Subsidiaries has
(i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or equity interests,
(ii) except as set forth on Schedule 4. 17, incurred any indebtedness for money in excess of $100,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses not exceeding $5,000, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights for consideration in excess of $5,000 in any one transaction or series of related transactions; and

                  (c) Company has not issued any options, warrants or other securities convertible into shares of Common Stock.

         4.18 Indebtedness. Neither the Company nor any of its Subsidiary has any outstanding indebtedness or is a guarantor or is otherwise contingently liable for any indebtedness except as disclosed on the balance sheet of the Company dated September 30, 1998 in the Company's Form 10-Q (the "Balance Sheet"). There exists no material default under the provisions of any instrument evidencing any Senior Secured Obligations or Subordinate Secured Obligations, as each such term is defined in that certain Intercreditor Agreement dated even herewith) or of any agreement relating thereto. The current outstanding principal balance due to Argyle Capital Management Corporation is no more than $1,188,000, and interest accrued and unpaid on such debt as of June 30, 1998 is not more than $32,000.

         4.19     Employee Benefit Plans.

                  (a) Schedule 4.19(a) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. Schedule 4.19(a) specifically identifies all Company Plans (if any) that are Qualified Plans.

                  (b) Schedule 4.19(b) hereto sets forth an accurate list, as of the date hereof, of all officers, directors, and key employees of the Company and lists all employment agreements with such officers, directors, and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such Person as of the date hereof.

                  (c) The Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

         4.20 Taxes. All federal, state, local and foreign tax returns, reports and statements, or extensions required by law to be filed by the Company and its Subsidiaries have bean filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed and all such returns, reports and statements or extensions are true, complete and correct in all respects. All taxes, charges and other impositions due and payable by the Company and its Subsidiaries have been paid in full on a timely basis except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books and records of the Company or Subsidiary in accordance with GAAP consistently applied. The Company has not received notice of any audit or of any proposed deficiencies from any governmental authority, and no controversy with respect to taxes of any type is pending or threatened. Except for routine filing extensions granted as a matter of right under applicable law, none of the Company or any of its Subsidiaries has executed or filed with the Internal Revenue Service or any other governmental authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes, charges or other impositions.

         4.21 No Brokers or Finders. Except as set forth in Schedule 4.21, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker or in any similar capacity.

         4.22 Interested Party Transactions. Except as disclosed on Schedule 4.22, no officer, director or shareholder of the Company or any affiliate or "associate" (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish to, the

Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

         4.23 Securities Laws. Assuming the accuracy and completeness of the representations and warranties of the Lenders under the Agreement, the offer and sale of the Notes are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities laws.

         4.24 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, including without limitation any tax liabilities due or to become due), which are not fully disclosed and adequately provided for in the Balance Sheet, or fully disclosed on Schedules to this Agreement, except current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the Balance Sheet, none of which (individually or in the aggregate) is material to the business, properties, financial condition or results of operations of the Company and its Subsidiaries, and contingent liabilities that are not (individually or in the aggregate) material to the business, properties, financial condition or results of operations of the Company and its Subsidiaries.

         4.25 Employees. To the Company's knowledge, no officer or key employee of the Company or any Subsidiary has any plans to terminate his or her employment with the Company or such Subsidiary and no employee of the Company or any Subsidiary is in violation of any term of any employment contract, or nondisclosure agreement, non-competition agreement, or any other obligation, contract or agreement or any restrictive covenant relating to the right of any such employee to be employed by the Company or such Subsidiary or relating to the use of trade secrets or proprietary information of others, and the employment of the employees of the Company or any Subsidiary does not subject the Company or any Subsidiary to any liability arising by reason of any such contract, agreement or restrictive covenant or by reason of trade secret or unfair competition laws. The Company and each Subsidiary has complied in all material respects with all laws relating to employment or labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes.

                                    SECTION 5

             Representations, Warranties and Covenants of the Lender

         Each Lender severally hereby represents and warrants to and agrees with the Company, as to itself only, as follows:

         5.1 Accredited Investor; Investment. Lender is an accredited investor within the definition of Regulation D promulgated under the Securities Act. Lender has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated herein. Lender is acquiring its respective Note for investment purposes only, for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable law.

         5.2 Risk. Lender acknowledges that it, he or she is aware that the Company is currently insolvent and has not had any revenues and has sustained losses for the past several years. The Lender further acknowledges that (x) there can be no assurance that the Company will have sufficient funds to repay all or any portion of the loan being borrowed hereunder, (y) that the collateral securing the loan will have sufficient value to repay the loan or (z) that the securities into which the loan may be converted will have any value. Lender further confirms that the Company has made available to the Lender the opportunity to ask questions of and receive answers from the Company concerning the Company and the activities of the Company.

         5.3 Authorization. Lender represents that it has all requisite power and authority to enter into and perform its obligations under the Loan Documents to which it is a party. Assuming the due authorization, execution and delivery of the Loan Documents by each other party thereto, each Loan Document to which Lender is a party constitutes a valid and binding obligation of Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification and contribution under this Agreement may be limited by federal or state securities laws or public policy relating thereto.

         5.4 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority or other Person on the part of Lender is required in connection with the valid execution and delivery by Lender of the Loan Documents to which it is a party, or the consummation by Lender of the transactions contemplated by the Loan Documents to which it is a party, except for such filings as have been made prior to the Closing.

         5.5 Brokers' Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement and based upon arrangements made by Lender.

         5.6 Restrictive Legends. Lender understands that the common shares to be issued upon conversion of the Convertible Secured Note (the "Conversion Share"), shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates) until such time as the sale of the Conversion Shares have been registered under the Securities Act as contemplated hereunder:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT",) OR ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

If Lender desires to sell or otherwise dispose of all or any part of such common shares under an exemption from registration under the Securities Act, and if requested by the Company, such Lender shall deliver to the Company an opinion of counsel, which may be counsel for the Company, that such exemption is available.

                                    SECTION 6

                            Covenants of the Company

         6.1 Information. After the Closing Date and until the later to occur of the date (the "Cessation Date") on which the Notes are fully repaid or converted, the Company will send each Lender the information specified in this
Section 6.1:

                  (a) Shareholders Information. Any and all materials which the Company sends to the holders of its Common Shares shall be sent to each Lender on the same date on which it is sent to such shareholders.

                  (b) Quarterly Financial Statements. As soon as available, but in any event no later than forty-five (45) days after the end of each fiscal quarter (other than the fourth fiscal quarter of the Company), the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarter and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as of the end of and for the comparable periods of the preceding fiscal year. All such financial statements shall be prepared in accordance with the GAAP on a consistent basis throughout the periods reflected therein except as stated therein and shall be accompanied by a certificate of the Company's president or chief financial officer to such effect.

                  (c) Other Reports and Statements. Promptly (but in any event within ten (10) days after any distribution to its stockholders generally, to its directors or to the financial community of an annual report, definitive proxy statement, registration statement or other similar report or communication, and promptly (but in any event within ten (10) days) after any filing by the Company with the SEC or with any national securities exchange or market system, of any publicly available annual or periodic or special report or proxy statement or registration statement, a copy of such report or statement and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's business, shall be sent to each Lender.

         6.2 Preemptive Rights. If at any time after the Closing Date and prior to the Cessation Date, the Company shall propose to issue or sell New Securities or enters into any contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or sale of any New Securities, then each Lender shall have the right to purchase that number of New Securities at the same price and on the same terms proposed to be issued or sold by the Company so that such Lender would after the issuance and sale of all such New Securities, hold the same proportional interest of the then outstanding shares of Common Stock (assuming that any outstanding securities or other rights, including the Notes, convertible or exchangeable into Common Stock have been converted or exchanged) as was held by such Lender immediately prior to such issuance and sale (the "Proportionate Percentage").

         The Company shall give each Lender written notice of its intention to issue and sell New Securities, describing the type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue the same. Each Lender shall have ten (10) Business Days from the giving of such notice to agree to purchase all (or any part) of its Proportionate Percentage of New Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

         If Lenders fail to exercise in full such right within ten (10) Business Days, the Company shall have one hundred twenty-five (125) days thereafter to sell the New Securities in respect of which Lenders' rights were not exercised, at a price and upon general teens and conditions no more favorable to the buyers thereof than specified in the Company's notice to Lenders pursuant to this Section. If the Company has not sold the New Securities within such one hundred twenty-five (125) day period, the Company shall not-thereafter issue or sell any New Securities, except by giving Lenders the right to purchase their Proportionate Percentage in the manner provided above.

         6.3 Negative Covenants. (a) Prior to the date on which the Notes are paid in full, the Company shall not, without the prior written consent of each Lender:

                  (i) Incur any debt for borrowed money, or grant any security interest which is senior to, or pari passu with, the Convertible Secured Note;

                  (ii)     Declare or pay any dividend on its Common Stock;

                  (iii)    Redeem for cash any securities issued by the Company;

                  (iv) Directly or indirectly, consummate any merger, consolidation or other reorganization (other than a reorganization or merger solely for the purpose of a change in the state of incorporation of the Company and a merger of Spatialight of California, Inc. with and into the Company), or the sale, lease or other transfer of all or substantially all of its assets; or

                  (v) Issue any options, warrants, or other securities to any officer or director of the Company, except for an issuance under the 1993 Employee Stock Option Plan, as amended and the 1993 Directors Stock Option Plan.

                  (b) Prior to the Cessation Date, the Company shall not, without the prior written consent of each Lender:

                  (i) issue any security which is preferred in dividends or in liquidation to the Common Stock, which is not convertible into Common Stock; or

                  (ii) issue any preferred stock, convertible debenture or other security which is preferred in dividends to the Common Stock, which is intended to, or can reasonably be expected to pay the purchaser of such security an annual preferred yield of greater than ten percent per annum, on the issue price of such security.

         6.4 Board Member & Sit-In Rights. All of the Lenders, acting as a group, at its option, shall have the right to nominate one candidate at the next election of the board of directors of the Company, who shall be included in the Company's slate of directors in all proxy materials sent to

Company's shareholders. At any time that the Lenders do not have a representative on the Company's board of directors, (a) the Lenders acting as a group shall be permitted to select one representative ("the Representative") to attend meetings of the board of directors of the Company, and to consult with and advise management of the Company on significant business issues and management will make itself available to meet with the Representative regularly during each year at the Company's facilities at mutually agreeable times for such consultation and advice; provided, however, that nothing in this paragraph shall be construed to require the Company or its management to follow any such consultation or advice; and (b) the Representative, upon reasonable notice to Company, may inspect the Company's facilities, books and records at reasonable times and intervals, provided, however, that such access shall be subject to (i) the provisions of Section 6.1(d) of this Agreement and (ii) the Representative's and execution of a confidentiality agreement the form and substance of which is similar to the confidentiality agreement executed by Company's directors. The Representative shall be provided the same notice of director's meetings that the Company's directors receive. So long as the Lenders have the right provided in this Section 6.4, all materials which the Company distributes to its members of the board of directors will be distributed to the Representative if the Lenders do not have a representative on the board of directors. A Lender who requests information from the Representative (a "Requesting Lender") hereby acknowledges that it is aware of the restrictions imposed by federal and state securities laws on a person possessing material nonpublic information about a company. In this regard, a Requesting Lender hereby agrees that while it is in possession of material nonpublic information with respect to the Company and its subsidiaries, such Requesting Lender will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of any such laws. Such Requesting Lender also agrees that, if requested by the Company, such Requesting Lender will cause any of its representatives, consultants or advisors who have been or may become apprised of any material nonpublic information about the Company to give a written undertaking to the same effect to the Company. The rights provided in this Section 6.4 shall remain in full force and effect as long as any amounts remain due on the Note.

         6.5 Loss, Theft or Destruction of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of any Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the Note so lost, stolen, destroyed or mutilated, or, if no interest shall have been paid thereon, then dated as of the date of the Note so lost, stolen, destroyed or mutilated.

                                    SECTION 7

                                 Indemnification

         7.1 Indemnification by Company. The Company agrees to indemnify and hold harmless each Lender and its respective partners, co-investors, officers, directors, employees, agents, consultants, attorneys and advisers (each, a "Lender Indemnified Party"), from and against any and all actual losses, claims, damages, liabilities, costs and expenses (including, without limitation, environmental liabilities, costs and expenses and all reasonable fees, expenses and disbursements of counsel), joint or several (hereinafter collectively referred to as a "Loss" or "Losses"), which may be incurred by or asserted or awarded against any Lender Indemnified Party in connection with or in any manner arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, any breach of any representation, warranty or covenant made by the Company in this Agreement, any use made or proposed to be made with the proceeds of Lender's respective Note pursuant to this Agreement, or any Intellectual Property, whether or not such investigation, litigation or proceeding is brought by the Company, any of its Subsidiaries, shareholders or creditors, but excluding therefrom any Losses arising out of resulting from (i) the gross negligence or willful misconduct of an Lender Indemnified Party, (ii) any violation by an Lender Indemnified Party of any law, governmental regulation or court order applicable to it or (iii) the breach by an Lender Indemnified Party of any provision of this Agreement or any of the other Loan Documents.

         7.2 Indemnification by Lender. Each Lender severally agrees to indemnify and hold harmless the Company and its respective officers, directors, employees, agents, consultants, attorneys and advisers (each, a "Company Indemnified Party"), from and against any and all Losses, which may be incurred by or asserted or awarded against any Company Indemnified Party in connection with or in any manner arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to any breach of any representation, warranty or covenant made by such Lender in this Agreement. Notwithstanding the foregoing, no Lender shall be liable under this Section 7.2 for an amount in excess of that Lender's principal as set forth on Exhibit B.

         7.3 Notice of Claim. An indemnified party shall give written notice to the indemnifying party of any claim with respect to which it seeks indemnification within ten (10) days after the discovery by such parties of any matters giving arise to a claim for indemnification pursuant to this Section 7, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this
Section 7, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action or claim is brought against any indemnified party, the indemnifying party shall be entitled to participate in and, unless in the reasonable good faith judgment of the indemnified party a conflict of interest between such indemnified party and the indemnifying party may exist in respect of such action or claim, to assume that defense thereof, with counsel satisfactory to the indemnified party and after notice from the indemnifying party to the indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such action or claim the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this Section 7 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the indemnified party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party, a release from all liability in respect of such claim.

                                    SECTION 8

                                  Miscellaneous

         8.1 Amendment: Waiver. Neither this Agreement nor any provision hereof may be amended, modified, supplemented or waived, except by a written instrument executed by (i) the Company and (ii) each of the Lenders.

         8.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

                  (a)      if to the Company:

                           SpatiaLight, Inc.
                           8-C Commercial Boulevard
                           Novato, CA  94949
                           Attn:  Michael H. Burney
                           Facsimile No.: (415)883-3363

                  (b)      if to a Lender:

                           To the address listed next to each such Lender on Exhibit B hereto.

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

         8.3 Survival of Representation, Warranties and Covenants. All representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution, delivery and closing of this Agreement, any investigation at any time made by or on behalf of any Lender, and the issuance of the Convertible Secured Note for a period of two (2) years; provided, however, that the representations and warranties made in Section 4.15 (Environmental) and 4.20 (Taxes) shall survive the applicable statutory period of limitations with respect to any liabilities covered thereby.

         8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         8.5 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto, including, without limitation, each transferee of all or any portion of the Convertible Secured Note.

No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, a Lender may assign its rights and delegate its obligations under this Agreement upon the Company's prior written consent which consent will not be unreasonably withheld. The Parties agree that, among other reasons, it will be reasonable for the Company to withhold such consent if the proposed assignee is a competitor to the Company.

         8.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written, among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

         8.7 Choice of Law, Venue and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

         8.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

         8.9 No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Company and its Subsidiaries) or entity that is not a party to this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.


SpatiaLight, Inc., a New York corporation


By:
   ------------------------------------------
Name:            Michael H. Burney
Its:            Authorized Signatory


Lender:
       --------------------------------------
                              {_____}